Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

COMPLETES 6 3/8% SENIOR SUBORDINATED NOTES EXCHANGE OFFER

UNCASVILLE, CONNECTICUT, November 14, 2003—The Mohegan Tribal Gaming Authority (the “Authority”) announced today that on November 12, 2003 it completed its offer to the holders of $330.0 million aggregate principal amount of its 6 3/8% Senior Subordinated Notes due 2009 to exchange such notes for an equal amount of its newly issued 6 3/8% Senior Subordinated Notes due 2009. The new notes have substantially identical terms as the original notes, except that the new notes have been registered under the Securities Act of 1933, as amended, and are freely tradable.

The exchange offer expired at 5:00 p.m., New York City time on November 10, 2003. The Authority was informed by the exchange agent that as of 5:00 p.m., New York City time on November 10, 2003, 100% of the $330.0 million aggregate principal amount of its 6 3/8% Senior Subordinated Notes due 2009 had been tendered in the exchange offer.

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, the Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended on Form 10-K/A, as well as the Authority’s other reports and filings with the SEC. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.